ECC CAPITAL CORPORATION
EXECUTIVE BONUS PLAN

This ECC Capital Corporation Executive Bonus Plan (the “Plan”) is designed to offer incentive compensation to certain executive officers of ECC Capital Corporation (“Parent”) and its majority-owned subsidiaries (as determined from time to time) (collectively with Parent, the “Company”) by rewarding the achievement of individual and corporate performance goals. The Plan shall be effective as of August 9, 2005 and shall expire on August 9, 2010, unless such term is extended by the Board of Directors of Parent (the “Board”).

ARTICLE I.

BONUS AWARDS

1.1 Participants. For each fiscal year of Parent during the term of the Plan, each executive officer of the Company who is selected by the Compensation Committee (the “Committee”) of the Board to participate in the Plan for such fiscal year (each, a “Participant”) shall be eligible to earn one or more bonus awards under the Plan with respect to such fiscal year.

1.2 Performance Targets and Bonus Awards. A Participant shall be eligible to earn one or more bonus awards under the Plan during each fiscal year of Parent during the term of the Plan based on the achievement of performance targets by such Participant or the Company that are established by the Committee for such fiscal year. The Committee shall establish one or more performance targets with respect to each Participant for each fiscal year of Parent during the term of the Plan and the bonus awards to be paid upon the achievement of such targets, subject to such other terms and conditions as the Committee may determine. The Participants and their corresponding performance targets and bonus awards for each fiscal year of Parent shall be set forth in one or more appendices to the Plan for such fiscal year in a form or forms approved by the Committee. The Committee shall determine, in its sole discretion, whether and the extent to which a Participant or the Company has achieved any performance targets under the Plan as soon as reasonably practicable. The Committee retains the full discretion to reduce, modify or eliminate any bonus award prior to the payment of such bonus award, in its sole discretion.

ARTICLE II.

PAYMENT OF BONUS AWARDS

2.1 Form of Payment. Each bonus award shall be paid in cash.

2.2 Timing of Payment. Unless otherwise directed by the Committee, each bonus award shall be paid within sixty (60) days after the Committee’s determination of the achievement of the performance target to which such bonus award relates.

2.3 Termination Prior to Payment of Bonus Award. A Participant who, whether voluntarily or involuntarily, is terminated, transferred or otherwise ceases to be an employee of the Company, or who ceases to be an executive officer of the Company, at any time prior to the payment of a bonus award under the Plan shall not be eligible to receive such bonus award. If a Participant’s employment is terminated prior to payment of a bonus award, it will be at the absolute discretion of the Committee whether or not a bonus award payment is made.

ARTICLE III.

ADMINISTRATION

3.1 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all parties. Members of the Committee shall be appointed by and shall hold office at the pleasure of the Board.

3.2 Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

3.3 Compensation Committee Charter. The Plan shall be subject to the terms and conditions of the Compensation Committee charter previously approved by the Board, as the same may be amended from time to time.

ARTICLE IV.

MISCELLANEOUS

4.1 Amendment, Suspension or Termination of the Plan. The Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. No Participant shall have any vested or non-forfeitable right to receive any bonus award hereunder until actual payment of such bonus award to such Participant.

4.2 Bonus Awards and Other Plans. Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any executive officer under any other plan or authority or shall limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to the executive officers.

4.3 Tax Withholding. The Company shall deduct all federal, state and local taxes required by law or Company policy from any bonus award paid to a Participant hereunder.

4.4 Unfunded Obligations. The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus award under the Plan.

4.5 No Right to Continued Employment. Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the rights of the Company to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice, except as may be otherwise agreed in writing. In no event shall the Company be obligated to pay to any Participant a bonus award for a fiscal year by reason of the Company’s payment of a bonus award to such Participant in any other fiscal year.

4.6 Rights Not Transferable. No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

4.7 Severability. Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

4.8 Governing Law. The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

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I hereby certify that the Board of Directors of ECC Capital Corporation duly adopted the foregoing Plan on August 9, 2005.

/s/ Alanna K. Darling
Secretary